Exhibit 10.1

HASBRO, INC. CHANGE IN CONTROL SEVERANCE PLAN
FOR DESIGNATED SENIOR EXECUTIVES

1.

Purpose

The purpose of this Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives (the “Plan”) is to diminish the distraction of Covered Executives (as defined below) in the event of a threatened or pending Change in Control with respect to Hasbro, Inc. (the “Company”).

2.

Eligibility for Severance Benefits

A Covered Executive shall qualify for severance benefits under this Plan if within 24 months after a Change in Control (as defined below) the following requirements of this Section 2(a) have been met:

(i)

the Covered Executive’s employment is terminated by the Company without Cause (as defined below) or the Covered Executive resigns from the Company for Good Reason (as defined below);

(ii)

the Covered Executive is not entitled to greater severance compensation in connection with such employment termination under any individual agreement or other severance plan (other than with respect to equity compensation) and

(iii)

the Covered Executive satisfies the conditions under the Release; Payment Timing provision set forth in Section 6 below.

3.

Important Definitions

(a)

For purposes of this Agreement, the termination of a Covered Executive’s employment will be for “Cause” if it involves:

(i)

an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)

a material breach of a material agreement with the Company

(iii)

a material failure to comply with the Company’s written policies or rules resulting in material harm to the Company;

(iv)

a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States;

(v)

gross negligence or willful misconduct resulting in material harm to the Company;

(vi)

continuing failure to perform assigned duties after receiving written notification of such failure;

(vii)

failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation;

(viii)

an intentional violation of Federal or state securities laws; or

(ix)

fraud, embezzlement, theft or dishonesty against the Company.

Provided that no finding of Cause shall be made pursuant to subsections (i) through (iii) and (v) through (vii) above unless the Company has provided the Covered Executive with written notice stating the facts and circumstances underlying the allegations of Cause and the Covered Executive has failed to cure such violation, if curable, within 30 calendar days following receipt thereof.  The Board will determine whether a violation is curable and/or cured in its reasonable discretion.

(b)

For purposes of this Plan, a “Change in Control” means the occurrence of any one of the following events:

(i)

sale of all or substantially all (at least 85%) of the assets of the Company to one or more individuals, entities, or groups (other than an “Excluded Owner” as defined below);

(ii)

acquisition or attainment of ownership by a person, entity, or group (other than an Excluded Owner) of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iii)

completion of a merger or consolidation of the Company with or into any other entity (other than an Excluded Owner) unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation more than 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent; or

(iv)

individuals who constitute the Board of Directors on the date hereof (“Incumbent Directors”) cease for any reason during a 12 month period to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director unless he/she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors.

For the purposes of this Plan, an “Excluded Owner” consists of the Company, any entity owned, directly or indirectly, at least 50% by the Company, any entity that, directly or indirectly, owns at least 50% of the Company, any Company benefit plan, and any underwriter temporarily holding securities for an offering of such securities.

Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

(c)

For purposes of this Plan, a “Covered Executive” will be any employee of the Company as shown on the Company’s payroll records who, at the occurrence of the Change in Control, (i) is employed in the positions listed on Attachment A, and (ii) is not covered under any individual agreement that provides special cash benefits following such a Change in Control.

(d)

For the purposes of this Plan, “Disability” means, as determined by the Board, based upon appropriate medical evidence, that a Covered Executive has become physically or mentally incapacitated so as to render him/her incapable of performing his/her usual and customary duties, with or without a reasonable accommodation, for 180 days or more within a 365 day consecutive period.  A Covered Executive is also disabled if he or she is found to be disabled within the meaning of the Company’s long-term disability insurance coverage as then in effect (or would be so found if he/she applied for the coverage or benefits).

(e)

For purposes of this Plan, “Good Reason” means, without the Covered Executive’s written consent, the occurrence of any of the following events or actions during the 24 months following a Change in Control:

(i)

a material reduction in the Covered Executive’s base salary plus Target Bonus in effect immediately preceding the Change in Control other than a general reduction that is also applied to other similarly situated employees;

(ii)

a material reduction in the Covered Executive’s position or reporting status in effect immediately prior to the Change in Control, unless the Covered Executive is provided with a comparable position or reporting status, or any material diminution in the Covered Executive’s duties, responsibilities, powers or authorities relative to the Covered Executive’s duties, responsibilities, powers or authorities in effect immediately prior to the Change in Control; or

(iii)

any relocation of the Covered Executive’s principal place of employment by more than 50 miles; or

(iv)

a material breach by the Company or any successor of any material provision of this agreement, an employment agreement or other agreement under which the Covered Executive provides services to the Company.

No resignation will be treated as resignation for Good Reason unless (1) the Covered Executive has given written notice to the Company of his/her intention to terminate his/her employment for Good Reason, describing the grounds for such action, no later than 60 days after the first occurrence of such circumstances, (2) the Covered Executive has provided the Company with at least 30 days in which to cure the circumstances, and (3) provided that the Company is not successful in curing the circumstance, the Covered Executive ends his/her employment within 180 days following the cure period.

(f)

For the purposes of this Plan, “Non-Competition Period” means the period while the Covered Executive is employed by the Company and for 18 months after the Covered Executive’s employment ends for any or no reason and will be extended for any period of time during the 18 months in which a Covered Executive is in breach of Section 11 below.

(g)

For the purposes of this plan “Severance Benefit” means the payments described in the Computation of Severance Benefit provision.

(h)

For the purposes of this Plan, “Target Bonus” means the percentage of earned salary which constitutes the target bonus for the Covered Executive assuming target company performance under the annual incentive plan in place at the time of termination.

(i)

For purposes of this Plan, “Termination Date” means the date on which the Covered Executive’s employment with the Company ends.

4.

Computation of Severance Benefit

If a Covered Executive’s employment by the Company is terminated by the Company without Cause during the 24 month period following a Change in Control or the Covered Executive resigns from the Company with Good Reason during the 24 month period following a Change in Control, the Covered Executive will be entitled to the following, provided that the Covered Executive satisfies the Release conditions under the provisions set forth herein in Section 6, together with the Covered Executive’s accrued base salary (and vacation) if Company policy or applicable law so provides), accrued but unpaid bonuses, equity acceleration, unreimbursed business expenses in accordance with the Company’s policies for which expenses the Covered Executive has provided appropriate documentation, and any amounts or benefits to which the Covered Executive is then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”)):

(a)

two times the sum of the Covered Executive’s annual base salary in effect on the date of termination (or, if higher, immediately preceding the Change in Control) and Target Bonus, reduced by an amount equal to the total of severance payments to which the Covered Executive is entitled to receive or will receive under any other severance plan, policy or individual agreement applicable to the Covered Executive’s employment termination (“Cash Severance”); and

(b)

payment by the Company of the employer and employee premiums for continuation health coverage under COBRA for the Covered Executive and his/her covered dependents for the shorter of 12 months following cessation of employment and the period for which the individuals are eligible for and elect such coverage.

Except as the law provides otherwise or as provided in this section, neither the Covered Executive nor his/her beneficiary or estate will have any rights or claims under this Plan to receive severance or any other post-employment compensation after the Covered Executive’s employment ends. If the Covered Executive’s employment ends before the consummation of a Change in Control or ends after such consummation for any reason other than his/her resignation for Good Reason or the Company’s termination of his/her employment without Cause, the Covered Executive will not be entitled to receive and shall forfeit the payments in this Plan.  This Plan does not provide benefits for terminations as a result of death or Disability.

5.

Equity Provisions

In addition to any acceleration of vesting or exercisability provided in applicable equity compensation arrangements, if a Change in Control occurs while the Covered Executive is employed, any unvested or unexercisable equity or equity-based compensation (as the case may be) will automatically vest and/or become exercisable (“Accelerated Vesting”), unless such vesting or the payment of the equity will violate Section 409A, as an impermissible acceleration of deferred compensation, in which event the vesting and/or payment will occur in accordance with the terms of the underlying equity compensation plan or agreement.

The portion of the equity compensation subject to Accelerated Vesting under this Plan may only be exercised or sold, as applicable, after and if the Covered Executive signs the Release (as defined below) and any revocation period expires by the 60th day after his/her employment ends, and such portion will expire and be forfeited if that does not occur, provided that the Board may waive the Release requirement, if, in the context of the Change in Control, the Board determines that the equity compensation will not exist after the Change in Control event.

6.

Release; Payment Timing

As a condition to receiving the amounts and benefits set forth in clause (a) of the Computation of Severance provision and, as applicable, the acceleration in Section 5, the Covered Executive must, after and within 60 days following, his/her cessation of employment (or such shorter period as the Company requires), execute and not revoke a severance agreement and release of claims provided by the Company (the “Severance Agreement”), which Severance Agreement will release all releasable claims other than to payments under this Plan, to outstanding equity, and to indemnification (the “Release”) and will include obligations for post-employment (i) cooperation with the Company, (ii) compliance with any restrictive covenants then in effect or that may be required by the Company consistent with the Non-Competition/Forfeiture provision and (iii) additional provisions consistent with (x) parts (g) and (k) of the Miscellaneous provision; and (y) the Further Effect of Termination on Board and Officer Positions provision.

The Company will pay the Cash Severance, after and if the Covered Executive signs the Release and any revocation period expires, in a single lump sum in the next payroll following the date after which the revocation period expires (or, if he/she is subject to the six month delay in the Compliance with Code Section 409A provision, the date it provides), provided that if the 60th day falls in the calendar year after the year in which such employment ends, the payment will be made no earlier than the first day of such later calendar year).   Benefits under clause (b) of the Computation of Severance provision will occur at the same time (or such earlier post-Release date as Section 409A permits).

7.

Employee Retirement Income Security Act

The Plan constitutes an unfunded severance benefits plan that is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Parts 4 and 5 of Title I of ERISA.

(a)

Plan Administrator.  The “Plan Administrator” shall be the Compensation Committee of the Board (or its successor) or its designee, unless the Company appoints another person or committee as Plan Administrator.  The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and the Named Fiduciary for purposes of Section 402 of ERISA.

(b)

Powers and Authorities.  The Plan Administrator shall have full power and discretionary authority to administer the Plan in accordance with its terms and subject to the requirements of applicable law. The Plan Administrator shall have the authority and responsibility to: (i) construe the terms of the Plan, including the authority to remedy any omissions, ambiguities or inconsistencies in the provisions of the Plan, (ii) resolve all questions of fact under the Plan, including, without limitation, questions concerning eligibility, participation and benefits and all other related or incidental matters, and (iii) establish such procedures for the Plan as it deems advisable, including the establishment of a claims procedure consistent with Section 503 of ERISA.

(c)

Decisions.  The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) shall be conclusive and binding upon all Covered Executives and their beneficiaries, heirs and assigns, in the absence of clear and convincing evidence that the Plan Administrator acted in a manner that was arbitrary and capricious.

8.

Confidentiality

To participate in this Plan, the Covered Executive must agree that the existence or terms of any Change in Control, or any other such information regarding any corporate restructuring or refinancing, is within the scope of the Covered Executive’s contractual and noncontractual obligations with respect to the Company’s confidential information.

9.

No Effect on Running Business or Employment

The existence of this Plan does not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.  Nothing in this Plan  imposes any requirement on the Company to enter into or complete a Change in Control.  Nothing in this Plan restricts the Company’s rights or those of any of its affiliates to terminate the Covered Executive’s employment or other relationship at any time, with or without Cause and for any or no reason.

10.

Further Effect of Termination on Board and Officer Positions

If the Covered Executive’s employment ends for any reason, he/she will cease immediately to hold any and all officer or director positions the Covered Executive then has with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether the Covered Executive’s employment has ended).  The Covered Executive, through the Severance Agreement, will irrevocably appoint the Company to be his/her attorney-in-fact to execute any documents and do anything in his/her name to effect the Covered Executive’s ceasing to serve as a director and officer of the Company and any subsidiary, should the Covered Executive fail to resign following a request from the Company to do so.  A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.  The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.

11.

Non-Competition/Forfeiture

During the Non-Competition Period, the Covered Executive shall not, directly or indirectly, whether as owner, partner, investor (other than passive ownership of two percent or less of the voting stock of any publicly traded company), consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or in any country in which the Company or any of its Affiliates is then doing business. Specifically, but without limiting the foregoing, the Covered Executive shall not engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Covered Executive’s employment. While the Covered Executive is employed by the Company and during the Non-Competition Period, the Covered Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity with such customer that it conducts or could conduct with the Company or any of its Affiliates.

In the event that a Covered Executive violates this Section 11, as determined by the Plan Administrator in its sole discretion, the Covered Executive shall be deemed to have waived and forfeited any portion of the Severance Benefits provided for herein with respect to which payment has not yet been made and shall, within 30 days thereafter, reimburse the Company for all Severance Benefits previously received from the Company under this Plan.  The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company.  Any breach of Section 11 is likely to cause the Company substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Company, in addition to such other remedies as may be available and the cessation and return of severance provided above, the Company shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section.

12.

Miscellaneous

(a)

Notices.   All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Covered Executive, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary (or, if the Covered Executive is the Corporate Secretary, to the Chief Executive Officer).

(b)

Amendment and Termination. This Plan and the benefits described herein may be amended or terminated by either the Board of the Company or the Compensation Committee of the Company with notice given to the Covered Executives within 90 days prior to the end of any calendar year to be effective at the beginning of the following calendar year; provided, however that any amendment that is determined by the Board or the Committee, as applicable, in its sole discretion, (i) to be necessary or appropriate to minimize or eliminate adverse tax treatment to Covered Executives under Code Section 409A or otherwise or (ii) to have no material adverse effect on Covered Executives, may be implemented at any time effective immediately.  If notice of an amendment or termination is not given to the Covered Executives within 90 days prior to the end of any calendar year, the Plan will automatically be extended for successive one year terms.  No amendment or termination of this Plan during the 24 months following a Change in Control may adversely affect a Covered Executive without his or her consent, provided that an acceleration in payment in a manner consistent with the plan termination rules of Section 409A will not be treated as an adverse effect.

(c)

No Mitigation. A Covered Executive shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and shall not be required to offset against such payment any payments he/she may receive from further employment.

(d)

No Fiduciary or Employment Relationship. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or fiduciary relationship or contract for employment between the Company and any Covered Executive or other employee, and nothing in this Plan shall affect the right of the Company to terminate the employment of any Covered Executive or any other employee for any reason whatsoever.

(e)

Compliance with Code Section 409A. All payments under this Plan are subject to any required tax or other withholdings.  If and to the extent any portion of any payment, compensation or other benefit provided to a Covered Executive in connection with his/her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and he/she is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination the Covered Executive, through the Participation Agreement, hereby agrees that he/she is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of the Covered Executive’s  “separation from service” (as determined under Section 409A) or (ii) the date of the Covered Executive’s death following such separation from service (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to a Covered Executive during the period between the date of separation from service and the New Payment Date shall be paid to him/her in a lump sum in the first payroll period beginning after such New Payment Date.  For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A 1(b)(9)(iii) shall not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor a Covered Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  This Plan is intended to comply with the provisions of Section 409A and the Plan shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, the Company makes no representations or warranty and shall have no liability to a Covered Executive or any other person, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(f)

Parachute Cutback. The Company will make the payments under this Plan to the Covered Executives without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the U.S. Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject the Covered Executives to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of any equity awards), then the amounts payable under this Policy (and the equity awards) will be reduced or eliminated as follows, as determined by the Company, in the following order:   (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date of change in control, to the extent necessary to avoid imposition of the excise tax under Code Section 4999.  The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Plan are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this Plan (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to the Covered Executive or refunded by the Covered Executive, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of you (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

(g)

Nondisparagement.  The Covered Executive may not make any oral or written communication to any person or entity that has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, the Company, its officers, directors or management other than as required by law or in performance of his or her duties to the Company (such as in a performance review).

(h)

Severability. The invalidity, illegality or unenforceability of any provision of this Plan shall in no way affect the validity, legality or enforceability of any other provision.

(i)

Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(j)

Income and Employment Taxes.  The Company or any of its affiliates shall have the right to make all payments pursuant to the Plan to Covered Executives net of any applicable federal, state and local taxes required to be paid or withheld, and to withhold if required in connection with the vesting acceleration.  The Company or an affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Covered Executive such withholding taxes as may be required by law, or to otherwise require the Covered Executive to pay such withholding taxes.  If the Covered Executive shall fail to make such tax payments as are required, the Company or an affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Covered Executive or to take such other action as may be necessary to satisfy such withholding obligations.

(k)

Governing Law and Choice of Forum. To the extent not preempted by ERISA, this Plan shall be governed by and interpreted in accordance with the laws of Rhode Island, without giving effect to the principles of the conflicts of laws thereof.  Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Plan shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within the State of Rhode Island) which shall have exclusive jurisdiction and shall be decided by a judge who shall preside without the participation of a jury.

ATTACHMENT A  - LIST OF ELIGIBLE POSITIONS

1.

Senior Vice President and Chief Financial Officer - Deborah Thomas

2.

Global Chief Marketing Officer - John Frascotti

3.

Global Chief Development Officer - Duncan Billing

4.

Senior Vice President, Chief Legal Officer - Barbara Finigan

5.

Senior Vice President, Global Human Resources - Dolph Johnson